EXHIBIT 99.1

Vocus Adopts Stockholder Rights Plan

Beltsville, Md. — May 13, 2013 — Vocus, Inc. (NASDAQ Global Market: “VOCS”), a leading marketing cloud provider, announced today that its Board of Directors adopted a stockholder rights plan.

Under the stockholder rights plan, Vocus’ Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock held by stockholders of record as of the close of business on May 13, 2013. Vocus also declared today a dividend of 3.0256 rights for each outstanding share of the Company’s Series A Convertible Preferred Stock.

The rights plan is intended to protect Vocus and its shareholders from efforts to obtain control of Vocus that the Board of Directors determines are not in the best interests of Vocus and its shareholders and to enable all shareholders to realize the long-term value of their investment in Vocus. The rights plan is not intended to interfere with any proposals or offers that the Board of Directors determines to be in the best interests of all Vocus stockholders.

Each right will entitle the holder to purchase one one-thousandth of a share of Vocus’ newly created Series B Junior Participating Preferred Stock, at an initial exercise price of $46.00 per 1/1,000th of a share (subject to adjustment). The rights will be exercisable only if a person or group acquires 20% or more of Vocus’ outstanding common stock (subject to certain exceptions), or if a person or group announces a tender or exchange offer, resulting in beneficial ownership of 20% or more of the outstanding common stock. The rights also will be exercisable if a person or group that already beneficially owns or has the right to acquire on May 13, 2013, 20% or more of Vocus’ outstanding common stock acquires additional shares equal to 1% or more of the Company’s then outstanding common stock (except in the case of a certain stockholder who, under limited circumstances, will be permitted to beneficially own more than 20%, but less than 25%, of Vocus’ outstanding common stock, subject to certain exceptions).

The rights plan will expire on May 13, 2016 or 30 days after Vocus’ 2014 annual meeting of stockholders if the continuation of the rights plan is not approved by Vocus’ stockholders at its 2014 annual meeting.

In addition, should a person acquire beneficial ownership of 20% or more of Vocus’ outstanding common stock (including certain derivative transactions) each right would entitle its holder (other than such acquiring person or group of affiliated persons) to purchase a number of shares of common stock of Vocus equal to the exercise price of the rights dividend by 50% of the current market price of such common stock on the date of the event. And if Vocus is acquired in a merger or other transaction or Vocus sells 50% or more of its assets or earning power, each right would entitle its holder (other than such acquiring person or group of affiliated persons ) to purchase a number of shares of common stock of the acquiring person (or its ultimate parent entity) equal to the exercise price of the rights divided by 50% of the current market price of such common stock on the date of the event.

Vocus’ Board of Directors can redeem the rights for $0.0001 per right at any time prior to the earlier of the occurrence of a “trigger event” or the expiration date. Additionally, prior to an acquisition of 50% or more of Vocus’ common stock, the Board may exercise the mandatory exchange of the rights (other than rights owned by the acquiring person) at an exchange ratio of one newly issued share of common stock for each right.

The adoption of the rights plan today is not dilutive and does not affect Vocus’ reported earnings per share or financial results, and is not taxable to holders of Vocus’ common stock. A copy of the complete rights plan with additional details will be included with the appropriate filings being made promptly with the U.S. Securities and Exchange Commission.

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About Vocus, Inc.

Vocus, Inc. is a leading marketing cloud provider that helps businesses reach and influence buyers across social networks, online and through media. Vocus provides an integrated suite that combines social marketing, search marketing, email marketing and publicity into a comprehensive solution to help businesses attract, engage and retain customers. Vocus software is used by more than 120,000 organizations worldwide and is available in seven languages. For more information, please visit www.vocus.com or call (800) 345-5572.

Forward-Looking Statement

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, whether Vocus’ rights plan will have its intended effects. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.